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                                                                       EXHIBIT 8

                                  July 23, 2002



Kinder Morgan Management, LLC
Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) Kinder Morgan Management, LLC, a Delaware limited liability company (the "Company"), in connection with the proposed offering by the Company of 20,000,000 shares (23,000,000 shares if the over-allotment option granted to the underwriters is exercised in full) of the Company representing limited liability company interests with limited voting rights (the "Shares," which term shall include such additional shares representing limited liability company interests with limited voting rights as may be offered pursuant to Rule 462 under the Securities Act of 1933, as amended), (ii) Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed sale by the Partnership of limited partnership interests denominated as i-units (the "i-units," which term shall include such additional limited partnership interests denominated as i-units as may be offered pursuant to Rule 462 under the Securities Act of 1933, as amended) to the Company for a portion of the net proceeds of the offering of the Shares, and (iii) Kinder Morgan, Inc., a Kansas corporation ("KMI"), in connection with the obligation of KMI to purchase Shares (the "Purchase Obligation") in certain circumstances as specified in the Purchase Provisions attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company. A Registration Statement on Form S-3 (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (1) by the Company with respect to the Shares, (2) by the Partnership with respect to the i-units to be sold by the Partnership to the Company, and (3) by KMI with respect to the Purchase Obligation.

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Kinder Morgan G.P., Inc., the general partner of the Partnership, the Company, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination,
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Kinder Morgan Management, LLC
Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.
July 23, 2002
Page 2


we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

All statements of legal conclusions in the Registration Statement under the caption "Material Tax Considerations," unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement and to the references to our firm under the heading "Material Tax Considerations" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                               Very truly yours,



                                               Bracewell & Patterson, L.L.P.